FS CREDIT OPPORTUNITIES CORP. PROXY VOTING POLICIES AND PROCEDURES FS Credit Opportunities Corp., a Delaware statutory trust (the “Company”), has delegated its proxy voting responsibility to its investment adviser, FS Global Advisor, LLC (the “Adviser”). The Proxy Voting Policies and Procedures of the Adviser are set forth below. (The guidelines are reviewed periodically by the Adviser and the Company’s non-interested trustees, and, accordingly, are subject to change. Introduction As an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the investment advisory clients of the Adviser are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act. Proxy Policies The Adviser has retained ISS Governance Services (“ISS”) to assist in the proxy voting process. The Investment Management Team manages the Adviser’s relationship with ISS, and ensures that ISS votes all proxies according to the Company’s specific instructions and Adviser’s general guidance, and retains all required documentation associated with proxy voting. The Adviser requires ISS to notify the Adviser if ISS experiences a material conflict of interest in the voting of the Company’s proxies. The Adviser has adopted the following proxy voting procedures designed to ensure that proxies are properly identified and voted, and that any conflicts of interest are addressed appropriately: • The Adviser is made aware of specific opportunities to vote proxies by ISS • The authority to make proxy voting decisions of the Adviser is held by the Investment Committee, who is responsible for monitoring each of the Company’s investments. The Investment Committee may delegate its authority to vote proxies to one or more members of the Investment Management Team, including the Lead Portfolio Manager. • Absent specific instructions to the contrary, the Investment Committee votes the Company’s proxies according to recommendations made by ISS. Any investment professional who suggests deviating from these recommendations must provide the Adviser CCO with a written explanation of the reason for the deviation, as well as a representation that the employee and Adviser are not conflicted in making the chosen voting decision. • The Adviser’s Investment Committee has the ability to override any determinations made by the Investment Team or Lead Portfolio Manager with respect to voting the Company’s proxies, to the extent such authority has been delegated to such parties. The Adviser Chief Compliance Officer will maintain a memorandum detailing the rationale for any instance in which a decision on how to vote a proxy was overridden. • The Adviser will not neglect its proxy voting responsibilities, but the Adviser may abstain from voting if it deems that abstaining is in the Company’s best interest. For example, the Adviser may be unable to vote securities that have been lent by the custodian. Also, proxy voting in certain countries involves “share blocking,” which limits the Adviser’s ability to sell the affected security during a blocking period that can last for several weeks. The potential consequences of being unable to sell a security may outweigh the benefits of participating in a proxy vote so the Adviser generally abstains from voting when share blocking is required. The Adviser Chief Compliance Officer will prepare and maintain memoranda describing the rationale for any instance in which the Adviser does not vote the Company’s proxy. • ISS will retain the following information in connection with each proxy vote: o The Issuer’s name; o The security’s ticker symbol or CUSIP, as applicable; o The shareholder meeting date; o The number of shares that Adviser voted; o A brief identification of the matter voted on; o Whether the matter was proposed by the Issuer or a security-holder; o Whether Adviser cast a vote; o How Adviser cast its vote (for the proposal, against the proposal, or abstain); and o Whether Adviser cast its vote with or against management. • While not currently applicable, if the Adviser votes the same proxy in two directions, the Adviser Chief Compliance Officer will maintain documentation describing the reasons for each vote (e.g., the Adviser believes that voting with management is in one Company’s best interests, but another Company gave specific instructions to vote against management). • Any attempt to influence the proxy voting process by issuers or others not identified in these policies and procedures should be promptly reported to the Adviser Chief Compliance Officer. • The Investment Committee reviews the Company’s proxy votes to ensure all votes cast by the Company are in compliance with the best interest of the Company’s shareholders. Fixed Income Securities In addition to covering the voting of equity securities, this policy also applies generally to voting and/or consent rights of fixed income securities, including but not limited to, plans of reorganization, waivers and consents under applicable indentures. However, the policy does not apply to consent rights that primarily entail decisions to buy or sell investments, such as tender or exchange offers, conversions, put options, redemption and Dutch auctions. This proxy policy is designed and implemented in a manner reasonably expected to ensure that voting and consent rights are exercised in the best interests of the Company’s shareholders.

For the voting of fixed income securities, the Adviser believes the potential for material conflicts of interest to arise between the interests of the Company and the interests of the Adviser is limited. However, there may be a potential for a conflict of interest which the Adviser or its related persons or entities may be a named party to, or participating in a bankruptcy work-out or other similar committee with respect to the issuer. In such instances, the Investment Management Team must notify the Adviser CCO or Deputy Adviser CCO prior to casting any decision on behalf of clients. In addition, neither the Adviser nor ISS will be able to vote for any securities on loan by an account. In the event that the Adviser is aware of a material vote on behalf of the Company and the Adviser has the ability to call back loans and is aware of the securities on loan by the custodian, the Adviser may call back the loan and vote the proxy if time permits. Proxy Voting Records Information regarding how the Adviser voted proxies with respect to the Company’s portfolio securities during the most recent 12-month period ending June 30 will be available without charge by making a written request to the Adviser’s Chief Compliance Officer, FS Credit Opportunities Corp., 3025 JFK Boulevard, Philadelphia, Pennsylvania 19104 or by calling the Adviser collect at (215) 495-1150, or on the SEC’s website at http://www.sec.gov.